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Exhibit 99.1

KELLY SERVICES ANNOUNCES PLANNED RETIREMENT OF

CHIEF FINANCIAL OFFICER

TROY, MI (August 15, 2007) — Kelly Services, Inc., a global provider of human resources solutions, today announced that William K. Gerber, Executive Vice President and Chief Financial Officer plans to retire effective December 31, 2007. Mr. Gerber intends to form a private investment fund and continue his public company board service.

Carl T. Camden, President and Chief Executive Officer commented, “I want to thank Bill for his substantial contributions over a nearly 10 year career as CFO of Kelly Services. Bill has been a key member of the leadership team and has been instrumental in helping guide our growth. We are grateful for his years of service and wish him continued success in his retirement endeavors.”

Following Mr. Gerber’s retirement, Michael E. Debs, currently the company’s Senior Vice President and Corporate Controller, will serve as CFO on an interim basis while the company considers internal and external candidates to fill the CFO position.

Mr. Debs joined the company in 2000, and has served as Senior Vice President and Corporate Controller since 2005. Mr. Debs has extensive financial and accounting experience, having held a number of financial positions at Chrysler Corporation and Deloitte & Touche.

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Michigan, offering human resources solutions that include temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 33 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, creative services, light industrial, education, and health care. Revenue in 2006 was $5.5 billion. Visit www.kellyservices.com.

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james polehna@kellyservices.com	renee walker@kellyservices.com